UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
Form 8-K
Current Report
_____________________________

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 18, 2023
Date of Report (Date of earliest event reported)

Truist Financial Corporation
(Exact name of registrant as specified in its charter)
_____________________________

North Carolina	1-10853	56-0939887
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

214 North Tryon Street
Charlotte,	North Carolina	28202
(Address of principal executive offices)		(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)
_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $5 par value	TFC	New York Stock Exchange
Depositary Shares each representing 1/4,000th interest in a share of Series I Perpetual Preferred Stock	TFC.PI	New York Stock Exchange
5.853% Fixed-to-Floating Rate Normal Preferred Purchase Securities each representing 1/100th interest in a share of Series J Perpetual Preferred Stock	TFC.PJ	New York Stock Exchange
Depositary Shares each representing 1/1,000th interest in a share of Series O Non-Cumulative Perpetual Preferred Stock	TFC.PO	New York Stock Exchange
Depositary Shares each representing 1/1,000th interest in a share of Series R Non-Cumulative Perpetual Preferred Stock	TFC.PR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 18, 2023, the Compensation and Human Capital Committee of the Board of Directors of Truist Financial Corporation (“Truist”) approved the Amended and Restated Management Change of Control, Severance, and Noncompetition Plan (the “Plan”). The purpose of the Plan, originally approved by the Compensation and Human Capital Committee on July 25, 2022, is to establish and maintain a vital management team essential to protecting and enhancing the best interests of Truist and its shareholders, to protect members of the Operating Council and certain other senior leaders of Truist (each such person, a “Participant”), including our named executive officers, in the case of non-Change of Control (as defined in the Truist Financial Corporation 2022 Incentive Plan) employment changes, and to secure the continued dedication and objectivity of Truist’s management team in the event of any threat or occurrence of, or negotiation or other action that could lead to or create the possibility of, a Change of Control, without concern as to whether members of the management team might be hindered or distracted by personal uncertainties and risks created by any such possible Change of Control, and to encourage their full attention and dedication.

Under the Plan, a Participant who undergoes a qualifying termination other than for cause (as defined in the Plan) or for good reason (as defined in the Plan), including in the case of such a termination of employment that occurs within 24 months after a Change of Control, will receive, subject to the Participant’s execution of a general release of claims:

a.A lump sum payment equal to two times the sum of (a) the Participant’s annual base salary (annualized), as most recently increased, plus (b) the annual cash bonus the Participant would have received for the year of termination assuming target performance, offset by the extent to which the Participant receives base salary or annual cash bonus during the garden leave period described below.

a.To the extent the Participant has been participating in the medical, dental and/or vision plan of Truist or an affiliate as of the date of termination, Truist will pay to the Participant a lump sum payment in cash equal to the product of (a) 24 multiplied by (b) the monthly COBRA premium as of the date of termination for the medical, dental and vision coverage Participant had immediately prior to the date of termination minus the monthly dollar amount the Participant would have paid to Truist for such coverage, offset by the extent to which the Participant participates in such benefit plans during the garden leave period described below.

For Section 16 officers, the Plan also includes a non-competition obligation for 12 months after the date of the Participant’s termination of employment. All Participants are additionally obligated not to solicit Truist teammates or clients for 12 months after the date of the Participant’s termination of employment. As amended, the Plan additionally provides for a three-month garden leave period for Participants who resign with or without good reason. The Participant must provide Truist with three months’ advance written notice of his or her termination of employment, and during the three-month garden leave period, he or she will remain employed at Truist.

This summary is qualified in its entirety by reference to the copy of the Plan, which is expected to be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2023.

On December 18, 2023, the Compensation and Human Capital Committee also approved an increase in the total compensation of Mr. Dontá Wilson, who was promoted in November to the position of Chief Consumer and Small Business Banking Officer. Mr. Wilson’s base salary will increase to $750,000 per year. Mr. Wilson’s target annual cash incentive compensation opportunity under Truist’s Annual Incentive Performance award program will increase to 215% of base salary. Mr. Wilson’s target long-term incentive compensation opportunity will increase to 485% of base salary (195% performance share units, 121% cash long-term incentive plan awards and 169% restricted stock units). In total, Mr. Wilson’s annual target compensation will increase to $6,000,000. This compensation increase will be effective as of January 1, 2024.

ITEM 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description of Exhibit
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUIST FINANCIAL CORPORATION
(Registrant)

By:	/s/ Cynthia B. Powell
Cynthia B. Powell
Executive Vice President and Corporate Controller
(Principal Accounting Officer)

Date: December 22, 2023